EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-212838 on Form S-8 of our reports dated February 9, 2026, relating to the financial statements of Alexander’s, Inc. and the effectiveness of Alexander’s, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.
/s/ DELOITTE & TOUCHE LLP

New York, New York
February 9, 2026